EXHIBIT 10(i)
STATE OF NORTH CAROLINA
                                        EMPLOYMENT AGREEMENT
COUNTY OF MECKLENBURG

         THIS AGREEMENT, made and entered into effective the 17th day of December 1996, by and between FAMILY DOLLAR STORES, INC., a Delaware corporation (hereinafter referred to as the "Company"); and R. James Kelly (hereinafter referred to as the "Employee");
                       W I T N E S S E T H:

         WHEREAS, the Company desires to employ the Employee and the Employee desires to be employed by the Company;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and the Employee agree as follows:

          1. DEFINITIONS. When used in this Agreement, these words shall be defined as follows:

               1.01 "Affiliate" - Any corporation directly or indirectly controlling, controlled by or under the common control of or with the Company.

               1.02.  "Group" - The Company and all Affiliates.

               1.03. "Confidential Information" - Any information (including, without limitation, any method of operation, source of supply, organizational details, personnel information, information regarding real estate activities, including landlords, prospective landlords and lease data, business secret, or any formula, pattern, patent, device, plan, process or compilation of information) which (a) is, or is designed to be, used in the business of any member of the Group, (b) is private or confidential in that it is not generally known or available to the public, and (c) gives any member of the Group an opportunity to obtain an advantage over competitors who do not know or use it.

               1.04. "Present Territory" - All counties, towns and cities in North Carolina, Virginia, Georgia, South Carolina, West Virginia, Maryland, Pennsylvania, Kentucky, Tennessee,
Mississippi, Alabama, Florida, Louisiana, Arkansas, Ohio, Texas, Delaware, Indiana, New Jersey, Missouri, Oklahoma, Illinois, Michigan, Kansas, Iowa, New York, Wisconsin, Massachusetts, Connecticut, Rhode Island, Vermont, New Hampshire, Minnesota, Nebraska, South Dakota, Colorado, New Mexico and Maine.

               1.05. "Future Territory" - All counties, towns and cities in States other than those listed in the definition of Present Territory in which the Company does business while the Employee is employed by the Company.

               1.06. "Competitive Company" - A corporation, partnership, proprietorship or any other legal entity operating discount retail stores in the Present Territory or the Future Territory, or in any portion thereof, the majority of which stores each have 50,000 square feet or less of total space, including non-selling areas, and that sell or offer for sale merchandise similar or identical to merchandise sold by the Group.

               1.07.  "Cause" -
                      (a) Willful failure of the Employee to comply with reasonable written directives of the Chairman of the Board or Executive Committee or Board of Directors of the Company.
                      (b)  Chronic absenteeism that prevents the
Employee from being able to actively and regularly perform his duties and responsibilities under this Agreement, including absenteeism due to medical related reasons but not resulting from Medical Disability.
                      (c)  Willful misconduct or gross negligence.
                      (d) Willful violation of substantive Company policies, practices or procedures.
                      (e)  Indictment of or conviction of the
Employee of a crime involving an act of moral turpitude.
                      (f) Should the Employee become an alcoholic or become addicted to habit-forming drugs.

               1.08. "Medical Disability" - An illness or medical condition preventing the Employee from being able to actively and regularly perform his duties and responsibilities under this Agreement and that qualifies the Employee for benefits under the Company's Long Term Disability Insurance Plan.

          2. EMPLOYMENT. The Employee shall be employed by the Company and any Affiliate in the capacity provided for in Paragraph 3 for the period commencing February 3, 1997, or sooner if it is reasonably practicable for the Employee to report to work prior thereto (the "Commencement Date"), and ending on January 31, 2000, or upon the termination of this Agreement as provided in Paragraph 6.

          3. DUTIES AND RESPONSIBILITIES. The Employee shall be employed as Vice Chairman and Chief Financial Officer of the Company and shall perform such reasonable duties and responsibilities as the Chairman of the Board of the Company or Board of Directors of the Company or the Executive Committee of the Board of Directors of the Company may, from time to time, assign to the Employee. The Employee agrees to accept this employment and to devote his full time and attention and his best efforts, ability and fidelity to the performance of the duties attaching to such employment. In addition, the Employee shall serve as a director and officer of the Company and any corporation in the Group, if appropriately elected. During the period of his employment, the Employee shall not, for remuneration or profit, directly or indirectly, render any service to, or undertake any employment for, any other person, firm or corporation, whether in an advisory or consulting capacity or otherwise, without first obtaining the written consent of the Company.

          4.   COVENANT NOT TO COMPETE AND DISCLOSE CONFIDENTIAL
               INFORMATION.

               4.01. The Employee will not, directly or indirectly, for a period of one (1) year from the date of the termination of his employment with the Company, whether such termination is voluntary or involuntary or due to the expiration of the term of this Agreement, (a) engage in competition with the Company, any Affiliates, or their successors or assigns, for or on behalf of any Competitive Company, or (b) provide information to, or travel, canvass, advertise, solicit or sell for, or acquire an interest in, become employed by, act as agent for, or in any manner assist, any Competitive Company; provided that the Employee may become employed by or act as agent or consultant for, in any capacity, a Competitive Company when his duties and responsibilities with the Competitive Company do not, directly or indirectly, involve any business activity in the Present
Territory or the Future Territory; or (c) directly or indirectly approach, solicit, offer employment to or in any manner induce or seek to induce any employee of the Group to become employed by a Competitive Company or to otherwise interfere with the Company's relationship with any employee in the Group.

                      The foregoing provisions, however, shall not prohibit the Employee from making investments in any securities listed on the New York or American Stock Exchanges or actively traded in the over-the-counter market in amounts not exceeding 1% of any single class of such securities outstanding, nor prohibit the Employee from making investments of any nature in any securities of the Company.

               4.02. The Employee acknowledges that the signing of this Agreement is a condition of employment and understands that in the performance of his services hereunder, he may have access to and obtain knowledge of Confidential Information (as hereinbefore defined) relating to the business and activities of the Group. The Employee shall not, without the written consent of the Company, either during the period of his employment or thereafter, except to the extent required to be disclosed by law or judicial action (a) use or disclose any Confidential
Information outside the Group, (b) publish any article with respect thereto, or (c) except in the performance of his services hereunder, remove or aid in the removal from the premises of the members of the Group any such Confidential Information or any property or material which relates thereto.

 5.      COMPENSATION.

               5.01. In consideration of the services to be rendered by the Employee pursuant to this Agreement, the Company shall pay, or cause to be paid, to the Employee a weekly base salary from the Commencement Date to August 31, 1998 of $8,653.85
($450,000.00 per annum). For subsequent periods during the term of this Agreement, the Compensation Committee of the Board of Directors annually shall review and establish the weekly base salary, which salary is subject to ratification by the Board of Directors; provided that such weekly base salary shall not be reduced below $8,653.85.

                      The salary shall be payable at such intervals in conformity with the Company's prevailing practice as such practice shall be established or modified from time to time.

               5.02. In addition, during the term of this Agreement the Employee shall be entitled to:

                      (a) Participate in the Company's Target Bonus Plan, as it may be amended or modified in any respect, including achievement of established goals, as Vice Chairman. The Target Bonus Plan generally will give the Employee the opportunity to earn a bonus of up to fifty (50%) percent of the Employee's base salary actually received for a fiscal year, subject to the Company's achievement of certain financial goals, the Employee's performance, and all terms and conditions of the Target Bonus
Plan as in effect for said fiscal year; provided that the amount of bonus paid may not be increased by the annual individual performance rating of the Employee by the Chairman of the Board.
The Employee acknowledges that he has received a copy of the form of the Target Bonus Plan and Bonus Conditions for the fiscal year commencing September 1, 1996, and is familiar with the terms and conditions thereof. Nothing contained herein shall limit the Company's right to alter, amend or terminate the Target Bonus
Plan at any time for any reason. The Employee further acknowledges that, as provided in the Target Bonus Plan, in the event the Employee is not employed by the Company, for whatever reason, at the time the bonus for the fiscal year is customarily paid in December following the end of the fiscal year, the Employee will not be entitled to receive the bonus.

                      (b)  Be granted an option to purchase one
hundred fifty thousand (150,000) shares of the Common Stock of the Company under and in accordance with the Company's 1989 Non-Qualified Stock Option Plan and the standard form of Option Agreement used thereunder. The Employee represents that the

Employee has received copies of said Plan and form of Option Agreement and is familiar with the terms of said Plan and the standard form of Option Agreement used thereunder. Such stock option shall be granted within ten (10) days after the Commencement Date on a date to be determined by the Stock Option Committee of the Board of Directors of the Company. In addition, the Chairman agrees that the Chairman will recommend to the Stock Option Committee that the Stock Option Committee grant an option to the Employee within ten (10) days after February 1, 1998, to purchase one hundred thousand (100,000) shares of the Common Stock of the Company under and in accordance with said Plan and the standard form of Option Agreement used thereunder. The Employee acknowledges that by the terms of said Plan, no options may be granted under said Plan after November 30, 1998. However, if the Company adopts and the Stockholders approve (to the extent Stockholders' approval is required) another Stock Option Plan (the "New Plan") or an extension of the 1989 Non-Qualified Stock Option Plan that is effective in February 1999, the Chairman agrees that the Chairman will recommend to the Stock Option Committee that the Stock Option Committee grant an option to the Employee within ten (10) days after February 1, 1999, to purchase fifty thousand (50,000) shares of the Common Stock of the Company under and in accordance with the New Plan or the extended existing Plan. The Employee acknowledges that under the 1989 Non-Qualified Stock Option Plan and under the New Plan, he will have to be employed by the Company at the date of the grant of an option in order to be entitled to the grant and that with limited exceptions as set forth in the 1989 Non-Qualified Stock Option Plan, he will have to be employed by the Company on the date of the exercise of an option in order to be entitled to exercise an option.

                      (c) Take twenty days (exclusive of Saturdays, Sundays and paid Company holidays) of vacation during the period between the Commencement Date and January 31, 1998, and take twenty days (exclusive of Saturdays, Sundays and paid Company holidays) of vacation during each succeeding twelve-month period during the term of this Agreement. Vacation time will accrue ratably during the course of said periods and cannot be accumulated from year to year.

                      (d)  Additional benefits and/or compensation
in such form and in such manner and at such times as the Compensation Committee of the Board of Directors of the Company, in the exercise of its absolute discretion, shall determine. It is understood and agreed that any additional salary, benefits and compensation shall only be paid by the Company upon the approval of the Compensation Committee of the Board of Directors and not by any officer or any other person acting on behalf of the Company.

                      (e)  All insurance and other fringe benefits
afforded to the Company employees pursuant to any plan adopted by the Company in accordance with the terms of the plan and the Employee's position in the Company.

          6.   TERMINATION.

               6.01. It is agreed that either party may terminate this Agreement for any reason at any time upon five (5) days' prior written notice to the other party, whereupon (except as provided in Paragraphs 4, 6, 7 and 8), this Agreement shall no longer be of any force and effect (the expiration date of this notice period is herein called the "Termination Date"). If either party terminates this Agreement, the Company may relieve the Employee of all duties and responsibilities effective on the date of the notice. The Company may also terminate this Agreement should the Employee experience a Medical Disability, which termination shall be effective upon the Company's giving written notice to the Employee following the occurrence of the Medical Disability. Upon the death of the Employee, the Company shall pay to his widow or his estate if his widow predeceases him only such amount as was due and payable to the Employee at the time of his death. The Company may terminate this Agreement at any time, without notice, for Cause.

               6.02. Upon termination of this Agreement by the Company, other than for Cause, except for the provisions of Paragraph 4, the Employee's employment under the terms of this Agreement and all other agreements and contracts between the Employee, the Company and the Company's Affiliate and subsidiary corporations, shall be terminated effective on the Termination Date. Should the Company terminate this Agreement prior to January 31, 2000, for reasons other than for Cause or Medical Disability, it shall pay to the Employee the balance of the base salary set forth in, or established by the Compensation Committee in accordance with, Paragraph 5.01 above due for the period from the Termination Date through January 31, 2000 (which shall constitute payment in full of the compensation due to the Employee hereunder). Any such payments shall be made in equal monthly installments with the first such installment due and payable not later than thirty (30) days after the Termination Date. In the event this Agreement is not terminated by the Company or the Employee for any reason prior to August 31, 1999, and the Company and the Employee do not agree in writing before August 31, 1999, to extend the term of this Agreement beyond January 31, 2000, or to enter into a new agreement to extend the employment relationship beyond January 31, 2000, this Agreement shall terminate automatically on August 31, 1999, which shall be the Termination Date, and the Company shall pay to the Employee six (6) months of the base salary established by the Compensation

Committee of the Board of Directors and in effect on August 31, 1999 (which shall constitute payment in full of the compensation due to the Employee hereunder). Any such payments shall be made in six (6) equal monthly installments with the first installment due and payable not later than thirty (30) days after the Termination Date. Payments made by the Company to the Employee under this Paragraph 6.02 are herein called "Termination Compensation." In the event the Employee accepts or begins other employment as an employee, consultant or in any other capacity prior to the date on which the last monthly installment of Termination Compensation is due and payable, the monthly payments of any unpaid balance of the Termination Compensation as of the date of such new employment shall be (i) eliminated if the monthly base salary and all other monthly remuneration and compensation from the new employment exceeds the monthly base salary of the Employee in effect on the date of the notice, or
(ii) reduced to the amount by which the monthly base salary of the Employee in effect on the date of the notice exceeds the monthly base salary and all other monthly remuneration and compensation from the new employment. The Employee agrees to pursue reasonable, good faith efforts to obtain other employment in a position suitable to his background and experience.

               6.03. On the Termination Date and at the end of the term of this Agreement, the Employee agrees that the Company, its Affiliates, and their officers, directors, members of the Executive Committee, and employees, and their successors, heirs and assigns, shall be fully released and discharged from any and all expenses, claims, considerations, liabilities, obligations and causes of action of every kind and nature arising out of or in any manner related to this Agreement, and any and all previous agreements, contracts and other rights, claims and obligations between the parties, to the Employee's employment with the Company, its Affiliate and subsidiary corporations, and to the Employee's association or relationship with the Company and its Affiliates, including but not limited to, all compensations, salaries, bonuses (including Target Bonus Plan bonuses and guarantees of bonuses thereunder), director's pay, vacation pay, stock options (except as otherwise provided in Paragraph 7), stockholder's claims or suits, loans and other similar liabilities or related claims; provided, that nothing herein contained shall qualify or in any manner restrict the right of the Employee to realize his Termination Compensation, if any, and his interests in any of the fringe benefits (such as insurance, 401(k) plan and stock options) of the Company to which he has become legally entitled.

               6.04. On the Termination Date or at the end of the term of this Agreement, the Employee agrees that he will resign as an officer, director and member of the Executive Committee of the Company, its Affiliate and subsidiary corporations (if and when elected), and from any other positions, which resignations shall become effective on the Termination Date.

               6.05. After the Termination Date or the end of the term of this Agreement, the Employee covenants to render further advice and assistance to the Company as may be required from time to time, and to provide all information available to him on matters handled by and through him while employed by the Company or of which he has personal knowledge, and by making available to the Company at reasonable times and circumstances, upon request by the Company, information pertinent to its operations in his possession; and, to the extent that it is necessary, to cooperate with and assist the Company to conclude any matters that are pending and which may require his assistance; provided, that he shall be paid reasonable compensation by the Company in the event he is required to expend time in the performance of such services; and provided further, that the Employee may perform such services in a manner that does not unreasonably interfere with other employment obtained by the Employee. The Employee shall be reimbursed for any expenses incurred by him in the performance of the covenants herein set forth in this Paragraph 6.05, provided the Company approves such expenses in writing in advance.

               6.06. After the Termination Date or the end of the term of this Agreement, the Employee agrees that he will not discuss his employment and resignation or termination or Termination Compensation, if any, with any representatives of the media, either directly or indirectly, without the written consent and approval of the Company.

         7. EXERCISE OF STOCK OPTIONS. Notwithstanding any other provision of this Agreement and the 1989 Non-Qualified Stock
Option Plan and the New Plan and form of Option Agreement, if the Company (a) terminates this Agreement prior to the end of the term of this Agreement on January 31, 2000, for reasons other than for Cause or Medical Disability or (b) terminates the Employee's employment after the end of the term of this Agreement and prior to February 28, 2001, (i) for reasons other than for Cause or Medical Disability, or (ii) because the Employee will not agree to the extension of the term of this Agreement for the period through February 28, 2001, on the same terms and conditions of this Agreement, including a weekly base salary of not less than $8,653.85, but without the grant of any options, the Employee shall be considered an employee of the Company through February 28, 2001, for the sole and limited purpose of permitting the Employee to exercise said option for one hundred fifty thousand (150,000) shares as described in Paragraph 5.02(b) above and to exercise any portion of the options for one hundred thousand (100,000) shares and fifty thousand (50,000) shares exercisable by the Employee in accordance with the terms of the 1989 Non-Qualified Stock Option Plan and the New Plan if said options have been granted to the Employee as referred to in Paragraph 5.02(b) above. Except as expressly provided in this Agreement, after the Termination Date or the end of the term of this Agreement the Employee shall not be entitled to any compensation or benefits and shall not be considered an employee other than for the limited purpose of permitting the Employee to exercise said option or options.

         8.    TARGET BONUS PLAN.   Notwithstanding any other
provision of this Agreement, if the Company terminates this Agreement prior to the end of the term of this Agreement on January 31, 2000, for reasons other than for Cause or Medical Disability, the Employee shall be entitled to receive as a severance payment an amount equal to the pro rata share of the bonus, if any, under and subject to the terms and conditions of the Target Bonus Plan referred to in Section 5.02(a) based on fifty (50%) percent of the Employee's base salary actually received for the period from the beginning of the fiscal year in which the Company so terminates this Agreement through the Termination Date. This payment is equal to the amount, if any, the Employee would have received in December following the end of the fiscal year if the Target Bonus Plan did not have a requirement that the Employee be employed by the Company at the time the bonus is customarily paid. Such payment shall be made to the Employee on December 15 following the end of the fiscal year in which the Company so terminated this Agreement.

         9. SPECIAL PROVISIONS. This Agreement shall inure to the benefit of any successor to or assignee of the Company, and the Employee specifically agrees on demand to execute any and all necessary documents in connection with the performance of this Agreement. No waiver by either party of any breach by the other of any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any such or other provision of this Agreement. If any provision of this Agreement shall be declared invalid or unenforceable as a matter of law, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement or of the remainder of this Agreement as a whole.
               This Agreement sets forth all of the terms of the understanding between the parties with reference to the subject matter set forth herein and may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

      10. NORTH CAROLINA LAW APPLIES. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

      11. NOTICES. Any notice or other communications to be given hereunder shall be deemed to have been given or delivered when delivered by hand to the individuals named below or three
(3) days after deposit in United States mail, registered or certified, with proper postage and registration or certification fees prepaid, addressed to the parties as follows (or to such other address as one party shall give the other in the manner provided herein):

         Family Dollar Stores, Inc.      Post Office Box 1017
                                         Charlotte, NC  28201-1017
                                         Attention:  Mr. Leon Levine

         With copy to:                   George R. Mahoney, Jr.
                                         Family Dollar Stores, Inc.
                                         Post Office Box 1017
                                         Charlotte, NC  28201-1017

         R. James Kelly:                 3400 Royden Place
                                         Charlotte, NC  28226



IN WITNESS WHEREOF, the parties hereto have executed this Agreement in triplicate, all as of the day and year first above written.

                         FAMILY DOLLAR STORES, INC.


                         By LEON LEVINE
                            LEON LEVINE
Attest:                     Chairman of the Board


GEORGE R. MAHONEY, JR.
GEORGE R. MAHONEY, JR.
Secretary

(Corporate Seal)

                             R. JAMES KELLY       (SEAL)
                             R. JAMES KELLY
Witness:

VIRGINIA L. KELLY
VIRGINIA L. KELLY